Exhibit 99.1

Hydrofarm Holdings Group Announces Second Quarter 2024 Results
Restructuring and Cost Savings Initiatives Continue to Yield Substantial Expense Reductions
Reaffirms 2024 Outlook on Key Metrics
Shoemakersville, PA — August 8, 2024 — Hydrofarm Holdings Group, Inc. (“Hydrofarm” or the “Company”) (Nasdaq: HYFM), a leading independent manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture, today announced financial results for its second quarter ended June 30, 2024.
Second Quarter 2024 Highlights vs. Prior Year Period:
•Net sales decreased to $54.8 million compared to $63.1 million.
•Gross Profit Margin decreased to 19.8% of net sales compared to 23.0%.
•Adjusted Gross Profit Margin(1) decreased to 24.4% of net sales compared to 27.0%.
•Net loss increased to $23.5 million compared to $12.9 million.
•Adjusted EBITDA(1) decreased to $1.7 million compared to $2.5 million.
•Cash from operating activities and Free Cash Flow(1) were $3.8 million and $3.4 million, respectively.
•Completed the previously announced IGE Asset Sale(2) in May 2024.
(1) Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted SG&A, Adjusted SG&A as a percent of net sales, Adjusted EBITDA, and Free Cash Flow are non-GAAP measures. For reconciliations of non-GAAP to GAAP measures see the “Reconciliation of Non-GAAP Measures” accompanying the release.
(2) Asset Sale references the sale of assets related to the production of the Company's Innovative Growers Equipment ("IGE") branded durable equipment products.

Bill Toler, Chairman and Chief Executive Officer of Hydrofarm, said, “In the second quarter we delivered positive Adjusted EBITDA(1) for the fourth time in the last five quarters, illustrating the effectiveness of our restructuring plan and related cost savings efforts. We also increased our Adjusted Gross Profit Margin(1) on a sequential basis, as we continue to strategically focus on higher margin proprietary brands and enhancing our operational efficiency. Year to date, we delivered $1.7 million of improvement in Adjusted EBITDA(1) and this was notably our lowest first half year over year net sales decline in the last three years. During the quarter we further optimized our manufacturing footprint by streamlining and consolidating operations. We expect these actions to result in additional cost savings via increased utilization and productivity at our remaining facilities. Alongside our own initiatives, we are also excited about potential industry demand tailwinds, most notably the possible rescheduling of cannabis. While the industry remains soft today, we continue to operate profitably and are confident in our long-term business fundamentals and growth opportunity.”
Second Quarter 2024 Financial Results
Net sales in the second quarter of 2024 decreased 13.1% to $54.8 million compared to $63.1 million in the second quarter of 2023, mainly due to a 10.3% decline in volume/mix of products sold. The decrease in volume/mix was primarily related to an oversupply in the cannabis industry.
Gross profit decreased to $10.9 million, or 19.8% of net sales, in the second quarter of 2024, compared to $14.5 million, or 23.0% of net sales, in the prior year period. Adjusted Gross Profit(1) decreased to $13.3 million, or 24.4% of net sales, compared to $17.0 million, or 27.0% of net sales, in the prior year period. Gross Profit Margin and Adjusted Gross Profit Margin(1) decreased primarily due to lower productivity in select manufacturing facilities.

Selling, general and administrative (“SG&A”) expense was $18.7 million, compared to $23.5 million in the prior year period, and Adjusted SG&A(1) expense was $11.6 million compared to $14.6 million in the prior year period. The 20% cost reduction in SG&A and Adjusted SG&A(1) expense was primarily due to a decrease in compensation costs from headcount, facilities cost, professional fees, and insurance cost, which were aided by the Company's restructuring actions and related cost saving initiatives.
Net loss increased to $23.5 million, or $(0.51) per diluted share, compared to a net loss of $12.9 million, or $(0.28) per diluted share, in the prior year period. The increase in net loss was due to the $11.5 million primarily non-cash loss recorded upon completion of the Asset Sale. In connection with the transaction, which closed in the second quarter of 2024, the Company entered into an exclusive supply agreement with the buyer to provide contract manufacturing. The Company expects the transaction and new arrangement to lower fixed costs and improve profitability on future sales of its proprietary branded IGE products.
Adjusted EBITDA(1) decreased to $1.7 million, compared to $2.5 million in the prior year period. The reduction is related to lower Adjusted Gross Profit(1) partly offset by lower Adjusted SG&A(1) expense.
Balance Sheet, Liquidity and Cash Flow
As of June 30, 2024, the Company had $30.3 million in cash and approximately $20 million of available borrowing capacity on its Revolving Credit Facility. The Company ended the second quarter with $120.2 million in principal balance on its Term Loan outstanding, $8.5 million in finance leases, and $0.1 million in other debt outstanding. During 2024 and 2023, the Company has maintained a zero balance on its Revolving Credit Facility and is in compliance with debt covenants as of June 30, 2024.
The Company had net cash from operating activities of $3.8 million and invested $0.4 million in capital expenditures, yielding Free Cash Flow(1) of $3.4 million during the three months ended June 30, 2024. Free Cash Flow(1) decreased from the same period last year, primarily due to working capital changes, including from the Company's recent inventory investment in new distribution relationships.
Reaffirms Full Year 2024 Outlook on Key Metrics
The Company is reaffirming its full year 2024 outlook on its key metrics:
•Net sales to decrease low to high teens in percentage terms.
•Adjusted EBITDA(1) that is positive.
•Free Cash Flow(1) that is positive.

Hydrofarm’s 2024 outlook also reaffirms the following assumptions, consistent with previous expectations:
•Improved year-over-year Adjusted Gross Profit Margin(1) resulting primarily from (i) cost savings associated with restructuring actions and related productivity initiatives and (ii) an expectation of minimal non-restructuring inventory reserves or related charges, consistent with previous expectations.
•Reduced year-over-year Adjusted SG&A(1) expense resulting primarily from (i) full year benefit of headcount reductions completed in 2023 and (ii) reductions in professional fees, facilities and insurance expenses, consistent with previous expectations.
•Reduction in inventory and net working capital helping to generate positive Free Cash Flow(1) for the full year.

Hydrofarm's 2024 outlook also includes the following updated assumption:
•Capital expenditures of $3.5 million to $4.5 million, compared to the prior expectation of $4.0 million to $5.0 million.
(1) Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted SG&A, Adjusted SG&A as a percent of net sales, Adjusted EBITDA, and Free Cash Flow are non-GAAP measures. For reconciliations of non-GAAP to GAAP measures see the “Reconciliation of Non-GAAP Measures” accompanying the release.

Conference Call and Presentation
The Company will host a conference call to discuss financial results for the second quarter 2024 today at 8:30 a.m. Eastern Time. Bill Toler, Chairman and Chief Executive Officer, and John Lindeman, Chief Financial Officer, will host the call. An investor presentation is also available for reference on the Hydrofarm investor relations website.
The conference call can be accessed live over the phone by dialing 1-800-267-6316 and entering the conference ID: HYFMQ2. The conference call will also be webcast live and archived on the Company's investor relations website at https://investors.hydrofarm.com/ under the “News & Events” section.
About Hydrofarm Holdings Group, Inc.
Hydrofarm is a leading independent manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture, including grow lights, climate control solutions, growing media and nutrients, as well as a broad portfolio of innovative and proprietary branded products. For over 40 years, Hydrofarm has helped growers make growing easier and more productive. The Company’s mission is to empower growers, farmers and cultivators with products that enable greater quality, efficiency, consistency and speed in their grow projects.
Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:
The market in which we operate has been substantially adversely impacted by industry conditions, including oversupply and decreasing prices of the products the Company's end customers sell, which, in turn, have materially adversely impacted the Company's sales and other results of operations and which may continue to do so in the future; If industry conditions worsen or are sustained for a lengthy period, we could be forced to take additional impairment charges and/or inventory and accounts receivable reserves, which could be substantial, and, ultimately, we may face liquidity challenges; Although equity financing may be available, the Company's current stock prices are at depressed levels and any such financing would be dilutive; Interruptions in the Company's supply chain could adversely impact expected sales growth and operations; We may be unable to meet the continued listing standards of Nasdaq; Our restructuring activities may increase our expenses and cash expenditures, and may not have the intended cost saving effects; The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues; Certain of the Company’s products may be purchased for use in new or emerging industries or segments, including the cannabis industry, and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative and enforcement approaches, and consumer perceptions and, among other things, such laws, regulations, approaches and perceptions may adversely impact the market for the Company’s products; The market for the Company’s products has been impacted by conditions impacting its customers, including related crop prices and other factors impacting growers; Compliance with environmental and other public health regulations or changes in such regulations or regulatory enforcement priorities could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products; Damage to the Company’s reputation or the reputation of its products or products it markets on behalf of third parties could have an adverse effect on its business; If the Company is unable to effectively execute its e-commerce business, its reputation and operating results may be harmed; The Company’s operations may be impaired if its information technology systems fail to perform adequately or if it is the subject of a data breach or cyber-attack; The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business; Acquisitions, other strategic alliances and investments could result in operating and integration difficulties, dilution and other harmful consequences that may adversely impact the Company’s business and results of operations. Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s annual, quarterly and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.
Contacts:
Investor Contact
Anna Kate Heller / ICR
ir@hydrofarm.com

Hydrofarm Holdings Group, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Net sales	$54,793	$63,051	$108,965	$125,229
Cost of goods sold	43,942	48,578	87,189	99,375
Gross profit	10,851	14,473	21,776	25,854
Operating expenses:
Selling, general and administrative	18,659	23,468	38,280	47,899
Loss on asset disposition	11,520	—	11,520	—
Loss from operations	(19,328)	(8,995)	(28,024)	(22,045)
Interest expense	(3,811)	(3,768)	(7,742)	(7,460)
Other income (expense), net	79	(420)	294	(380)
Loss before tax	(23,060)	(13,183)	(35,472)	(29,885)
Income tax (expense) benefit	(390)	318	(586)	171
Net loss	$(23,450)	$(12,865)	$(36,058)	$(29,714)

Net loss per share:
Basic	$(0.51)	$(0.28)	$(0.79)	$(0.66)
Diluted	$(0.51)	$(0.28)	$(0.79)	$(0.66)
Weighted-average shares of common stock outstanding:
Basic	45,978,941	45,412,627	45,896,335	45,338,636
Diluted	45,978,941	45,412,627	45,896,335	45,338,636

Hydrofarm Holdings Group, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share amounts)

	June 30,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$30,314	$30,312
Accounts receivable, net	18,565	16,890
Inventories	58,719	75,354
Prepaid expenses and other current assets	3,587	5,510
Assets held for sale	470	—
Total current assets	111,655	128,066
Property, plant and equipment, net	41,111	47,360
Operating lease right-of-use assets	47,472	54,494
Intangible assets, net	261,201	275,881
Other assets	1,919	1,842
Total assets	$463,358	$507,643
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$13,801	$12,613
Accrued expenses and other current liabilities	9,400	9,529
Deferred revenue	2,729	3,231
Current portion of operating lease liabilities	7,538	8,336
Current portion of finance lease liabilities	444	954
Current portion of long-term debt	1,570	2,989
Total current liabilities	35,482	37,652
Long-term operating lease liabilities	42,151	47,506
Long-term finance lease liabilities	8,071	8,734
Long-term debt	114,948	115,412
Deferred tax liabilities	3,232	3,232
Other long-term liabilities	4,465	4,497
Total liabilities	208,349	217,033
Commitments and contingencies
Stockholders’ equity
Common stock ($0.0001 par value; 300,000,000 shares authorized; 45,980,321 and 45,789,890 shares issued and outstanding at June 30, 2024, and December 31, 2023, respectively)	5	5
Additional paid-in capital	789,373	787,846
Accumulated other comprehensive loss	(7,567)	(6,497)
Accumulated deficit	(526,802)	(490,744)
Total stockholders’ equity	255,009	290,610
Total liabilities and stockholders’ equity	$463,358	$507,643

Hydrofarm Holdings Group, Inc.
RECONCILIATION OF NON-GAAP MEASURES
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Reconciliation of Adjusted Gross Profit:
Gross Profit (GAAP)	$10,851	$14,473	$21,776	$25,854
Depreciation, depletion and amortization	1,608	1,826	3,257	3,281
Restructuring expenses[1]	890	720	981	1,957
Adjusted Gross Profit (Non-GAAP)	$13,349	$17,019	$26,014	$31,092

As a percent of net sales:
Gross Profit Margin (GAAP)	19.8%	23.0%	20.0%	20.6%
Adjusted Gross Profit Margin (Non-GAAP)	24.4%	27.0%	23.9%	24.8%

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Reconciliation of Adjusted SG&A:
Selling, general and administrative (GAAP)	$18,659	$23,468	$38,280	$47,899
Depreciation, depletion and amortization	6,168	6,424	12,404	12,976
Restructuring expenses[1]	37	68	84	242
Stock-based compensation[2]	769	1,819	1,637	3,026
Severance and other[3]	61	589	195	884
Adjusted SG&A (Non-GAAP)	$11,624	$14,568	$23,960	$30,771

As a percent of net sales:
SG&A (GAAP)	34.1%	37.2%	35.1%	38.2%
Adjusted SG&A (Non-GAAP)	21.2%	23.1%	22.0%	24.6%

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Reconciliation of Adjusted EBITDA:
Net loss (GAAP)	$(23,450)	$(12,865)	$(36,058)	$(29,714)
Interest expense	3,811	3,768	7,742	7,460
Income tax expense (benefit)	390	(318)	586	(171)
Depreciation, depletion and amortization	7,776	8,250	15,661	16,257
Restructuring expenses[1]	927	788	1,065	2,199
Stock-based compensation[2]	769	1,819	1,637	3,026
Severance and other[3]	61	589	195	884
Other (income) expense, net[4]	(79)	420	(294)	380
Loss on asset disposition[5]	11,520	—	11,520	—
Adjusted EBITDA (Non-GAAP)	$1,725	$2,451	$2,054	$321

As a percent of net sales:
Net loss (GAAP)	(42.8)%	(20.4)%	(33.1)%	(23.7)%
Adjusted EBITDA (Non-GAAP)	3.1%	3.9%	1.9%	0.3%

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Reconciliation of Free Cash Flow[6]:
Net cash from operating activities (GAAP)[6]:	$3,784	$9,911	$1,487	$961
Capital expenditures of Property, plant and equipment (GAAP)	(368)	(1,653)	(1,810)	(3,306)
Free Cash Flow (Non-GAAP)[6]:	$3,416	$8,258	$(323)	$(2,345)
Notes to GAAP to Non-GAAP reconciliations presented above (Adjusted Gross Profit, Adjusted SG&A, Adjusted EBITDA, and Free Cash Flow):
1.For the three and six months ended June 30, 2024, Restructuring expenses related primarily to manufacturing facility consolidations, and the charges incurred to relocate and terminate certain facilities. For the three and six months ended June 30, 2023, Restructuring expenses related primarily to the relocation and termination of certain facilities in Canada and the closure of the Company's supply chain management office in China.
2.Includes stock-based compensation and related employer payroll taxes on stock-based compensation for the periods presented.
3.For the three and six months ended June 30, 2024, Severance and other charges primarily related to estimated legal costs related to certain litigation and severance charges. For the three and six months ended June 30, 2023, Severance and other charges primarily related to workforce reductions and charges in conjunction with a sale-leaseback transaction during the first quarter of 2023.
4.Other income, net related primarily to foreign currency exchange rate gains and losses and other non-operating income and expenses. For the three and six months ended June 30, 2023, Other expense, net also included charges from Amendment No. 1 to the Term Loan.
5.Loss on asset disposition for the three and six months ended June 30, 2024, relates to the IGE Asset Sale.
6.The total gross proceeds associated with the IGE Asset Sale were $8.7 million, of which the Company estimated and classified $5.0 million in Net cash from operating activities, and $3.7 million in Investing activities, as these cash flows were associated with the sale of inventory and property, plant and equipment, respectively. The cash proceeds classified within Net cash from operating activities were partially offset by $1.3 million cash paid to terminate the associated facility lease and cash transaction costs paid during the period. As a result, the Asset Sale contributed an estimated $3.5 million to Net cash from operating activities and Free Cash Flow during the three and six months ended June 30, 2024. In addition, in connection with the Asset Sale, the Company paid $0.7 million to terminate certain equipment finance leases and classified this cash outflow within Financing activities for the three and six months ended June 30, 2024. In total, the IGE Asset Sale contributed net cash proceeds, after repayment of certain lease liabilities and transaction expenses, of an estimated $6.3 million. In 2023, gross proceeds of $8.6 million received during the three months ended March 31, 2023 from a sale-leaseback of real estate located in Eugene, Oregon, was classified as a Financing activity and is not reflected in Net cash from operating activities or Free Cash Flow in the prior year period.
Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the U.S. (“GAAP”). Management believes that certain non-GAAP financial measures provide investors with additional useful information in evaluating our performance and that excluding certain items that may vary substantially in frequency and magnitude period-to-period from net loss provides useful supplemental measures that assist in evaluating our ability to generate earnings and to more readily compare these metrics between past and future periods. These non-GAAP financial measures may be different than similarly titled measures used by other companies.
To supplement our condensed consolidated financial statements which are prepared in accordance with GAAP, we use "Adjusted EBITDA", "Adjusted Gross Profit", "Adjusted SG&A", "Free Cash Flow", "Net Debt", and "Liquidity" which are non-GAAP financial measures. We also present certain of these non-GAAP metrics as a percentage of net sales. Our non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP. There are several limitations related to the use of our non-GAAP financial measures as compared to the closest comparable GAAP measures.

We define Adjusted EBITDA (non-GAAP) as net loss (GAAP) excluding interest expense, income taxes, depreciation, depletion and amortization, stock-based compensation including employer payroll taxes on stock-based compensation, restructuring charges which represent fundamental changes to our operations, and other non-cash, unusual and/or infrequent costs (i.e., impairments, severance, loss on asset disposition, acquisition and integration expenses, distribution center exit costs, and other income/expense, net), which we do not consider in our evaluation of ongoing operating performance.
We define Adjusted EBITDA (non-GAAP) as a percent of net sales as adjusted EBITDA (as defined above) divided by net sales realized in the respective period.
We define Adjusted Gross Profit (non-GAAP) as gross profit (GAAP) excluding depreciation, depletion, and amortization, restructuring charges, and other non-cash, unusual and/or infrequent costs (i.e., severance and other expenses, and acquisition and integration expenses), which we do not consider in our evaluation of ongoing operating performance.
We define Adjusted Gross Profit Margin (non-GAAP) as a percent of net sales as Adjusted Gross Profit (as defined above) divided by net sales realized in the respective period.
We define Adjusted SG&A (non-GAAP) as SG&A (GAAP) excluding depreciation, depletion, and amortization, stock-based compensation including employer payroll taxes on stock-based compensation, restructuring charges, and other non-cash, unusual and/or infrequent costs (i.e., severance and other expenses, acquisition and integration expenses, and distribution center exit costs), which we do not consider in our evaluation of ongoing operating performance.
We define Adjusted SG&A (non-GAAP) as a percent of net sales as Adjusted SG&A (as defined above) divided by net sales realized in the respective period.
We define Free Cash Flow (non-GAAP) as Net cash from (used in) operating activities less capital expenditures for property, plant and equipment. We believe this provides additional insight into the Company's ability to generate cash and maintain liquidity. However, Free Cash Flow does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt or other cash flows from financing activities. The disclosed year over year improvement in Free Cash Flow represents the current period Free Cash Flow balance less the prior period Free Cash Flow balance.
We define Liquidity as total cash, cash equivalents and restricted cash, if applicable, plus available borrowing capacity on our Revolving Credit Facility.
We define Net Debt as total debt principal outstanding plus finance lease liabilities, less cash, cash equivalents and restricted cash, if applicable.